Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the filing in this Current Report on Form 8-K/A of Inuvo, Inc. of our report dated April 12, 2017 to the financial statements of NetSeer, Inc. which comprise the balance sheet as of December 31, 2016 and the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the year then ended and the related notes to the financial statements.

April 13, 2017
Clearwater, Florida

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